Exhibit 99.1

Final Transcript

Saia Inc - SAIA - Earning Conference Call/Presentation-

DATE/TIME: 10/26/16 10:00 AM

Corporate Participants

Doug Col - Saia, Inc. - Treasurer

Rick O'Dell - Saia, Inc. - President & CEO

Fritz Holzgrefe - Saia, Inc. - VP, Finance & CFO

Conference Call Participants

Jason Seidl - Cowen and Company - Analyst

Todd Fowler - KeyBanc Capital Markets - Analyst

David Ross - Stifel Nicolaus - Analyst

Brad Delco - Stephens Inc. - Analyst

Tyler Brown - Raymond James - Analyst

Scott Group - Wolfe Research - Analyst

Presentation

Operator - -

Good day and welcome to the Saia, Inc. third-quarter 2016 results conference call. Today's conference is being recorded. At this time, I would like to turn the conference over to Mr. Doug Col. Please go ahead, sir.

Doug Col - Saia, Inc. - Treasurer

Thank you, Michelle. Good morning. Welcome to Saia's third-quarter 2016 conference call. Hosting today's call are Rick O'Dell, Saia's President and Chief Executive Officer and Fritz Holzgrefe, our Vice President, Finance and Chief Financial Officer.

Before we begin, you should know that, during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause the actual results to differ. With that, I would like to turn the call over to Rick O'Dell.

Rick O'Dell - Saia, Inc. - President & CEO

Well, good morning and thank you for joining us. This morning, we announced our third-quarter 2016 earnings with diluted earnings per share of $0.54 compared to $0.46 in the third quarter of last year. The third-quarter results reflect our continued positive pricing actions coupled with productivity improvements and cost initiatives realized across our operation. It's also nice to be able to say that with positive manufacturing data having been reported for six of the past seven months, our shipment trends turned positive in September and have improved further into October.

So with that as a backdrop, I would like to share a few comparisons of the 2016 third-quarter results versus last year's third quarter. LTL yield increased 3.7% and contractual price renewals increased an average of 5.7%. The third quarter marked the 25th consecutive quarter in which we were able to show year-over-year improvement in our LTL yield. LTL shipments per workday were down 1.2%, but turned positive in September for the first time since February.

LTL weight per shipment fell 1.7% to 1,114 pounds. Dock productivity, as measured by bills per hour, improved by 6%; P&D productivity, as measured by stops per hour, improved my more than 2%; purchase transportation miles per day were down 19% in the third quarter and represented 8.9% of our total line haul miles compared to 10.7% in the third quarter of last year. Our cargo claims ratio of 0.85% was flat compared with last year, but we did see a 3% reduction in the average cost of a cargo claim during the quarter.

Now I would like to have Fritz review our third-quarter financial results in more detail and I will make some final comments.

Fritz Holzgrefe - Saia, Inc. - VP, Finance & CFO

Thanks, Rick and good morning, everyone. We generated total revenue of $316 million in the third quarter compared to $317 million in the third quarter last year, a decrease of 0.2%. Revenue has held essentially flat year-over-year as declines in tonnage and fuel surcharges were largely offset by yield management. Operating income rose by 14.1% to $22.6 million compared to $19.8 million earned in the third quarter of 2015. Both periods included 64 workdays. As Rick mentioned, third-quarter LTL yield rose 3.7% reflecting the positive impact of our continuing pricing actions offset by lower fuel surcharge contribution. Fuel surcharge revenue was down 11% from last year's third quarter.

I'd like to mention a few key expense items and how they impacted third-quarter results on a year-over-year basis. Salary, wages and benefits rose 0.6% to $178.7 million in the third quarter, reflecting the impact of an average wage increase of 3% in July, offset by lower headcount and improved productivity. Purchase transportation expense in the third quarter fell by $3.7 million to $15.7 million and was 5% of revenue versus 6.1% last year. This expense line item continues to benefit from increased utilization of internal assets, favorable truckload carrier rates and lower fuel costs charged by carriers.

As Rick mentioned, purchase transportation miles as a percentage of our total line haul miles were 8.9% compared to 10.7% in the third quarter of 2015. Outside maintenance and parts expenses were down 14% in the third quarter compared to last year. These expense items are benefiting from our investments in new equipment and also from enhanced maintenance processes and programs.

We continue to see fuel cost savings related to improved fuel efficiency being achieved with our younger tractor fleet. In the third quarter, we averaged 7.04 miles per gallon, an increase of nearly 2% compared to the same quarter last year. Claims and insurance expense in the third quarter increased by 9.2% versus the prior year to $10 million, with the increase being largely the result of higher insurance premiums.

Depreciation and amortization expense of $19.9 million compares to $16.8 million in the prior quarter and reflects our continued investments in tractors, trailers and forklifts. So far in 2016, we have put into service approximately 2,300 pieces of new rolling stock equipment.

Our effective tax rate was 35.9% for the third quarter of 2016 and we expect our full-year tax rate will be approximately 36%. At September 30, 2016, total debt was $94.2 million and net debt to total capital was 16.6%. This compares to total debt of $81.2 million and net debt to total capital of 15.6% at September 30, 2015. Net capital expenditures through the first nine months of 2016 were $142.5 million, including equipment acquired with capital leases. This compares to $114 million of net capital expenditures in the first nine months of 2015. Now I'd like to turn the call back to Rick.

Rick O'Dell - Saia, Inc. - President & CEO

Thanks, Fritz. I'm very proud of the value proposition we presented and delivered to our customers in the third quarter. In what's generally a soft LTL market, we had flat revenue, but we executed very well across our organization and improved our operating ratio by 90 basis points. Our focus continues to be on delivering quality to our customers and that starts with listening to their needs and doing whatever it takes to meet those needs.

In 2015, Saia improved in 25 of 26 service attributes of customer service in the [Matsio & Co.] annual survey. That was more than any other LTL carrier. In 2016 we are working hard to further improve in all of these areas and the response from our customers has been great. We are gratified that our customers see value in what we are doing and to see shipments and pricing both positive in the quarter is very encouraging to all of our employees.

Now before we open it up for questions, I'd like to share an update on our plan to expand our service geography into the Northeast. For those of you who have listened to these calls in the recent past, you know that we have increasingly discussed the topic of expanding our geographic reach into the remaining US LTL markets not currently served directly by Saia. We estimate that the Northeastern US LTL market is approximately $7 billion in terms of annual revenue generated by freight that moves in both directions between our existing service area and the 12 Northeastern states we do not currently serve directly. This is an approximate 25% increase in the size of our addressable market.

Of course, a lot of our best customers do business in this market and currently use providers other than Saia. We view this market as one that holds significant market potential for Saia over time. Beginning in the second quarter of next year, we plan to open three to five terminals in 2017 targeting major markets in Pennsylvania and New Jersey. Beyond this first phase, we are targeting a similar pace of new markets to be added in 2018 and 2019. As always, we will remain opportunistic toward any acquisition opportunities that may allow us to speed up the process or otherwise allow us to fill in an unserved geographic market.

Not only do we plan to invest in new terminals and equipment, but we intend to invest heavily in certain areas of our existing network so that we will be able to handle the increased freight flows to and from the new market. Our total planned capital expenditures in 2017 will approach $200 million, including the investments in properties, equipment and technology to facilitate our growth. We are excited to move forward with our plans and we look forward to growing in these new markets with both existing and new customers. So, with these comments, we are now ready to answer your questions. Operator.

Question and Answers

Operator - -

A. Thank you. (Operator Instructions). Jason Seidl, Cowen.

Jason Seidl - Cowen and Company - Analyst

Q. Thank you, operator. Good morning, guys. Rick, I guess my question is going to be now about that Northeast expansion. Historically, it's been a very competitive LTL market in terms of margins that are out there. Talk a little bit about the pace of your expansion. Is that why it seems like you are just going to go in and try to do it organically in some key areas? Also, is this an area where you are going to go in and buy buildings initially as opposed to lease them?

Rick O'Dell - Saia, Inc. - President & CEO

A. We have a strategy to own strategic real estate, so we would seek in some of the major markets to own those if that made sense and they were available to us. But the majority of them that we've located thus far are going to be leases and obviously that helps facilitate your growth too over a period of time without getting into a high-cost situation right out of the gate.

I guess if you look at the Northeast, at this point in time, we are caught in the middle. We are too big to be a regional niche player, yet we really don't have the national footprint of some of our largest competitors. Expansion into the Northeast represents a 25% increase in addressable market. Of the $7 billion market potential, $5 billion of that moves between Saia's current 34 states, so today that's a missed opportunity for density benefits. It leverages our fixed cost network, supports our yield initiatives. It positions us to compete more effectively against our peer group of the top 10 carriers.

Currently, the Saia network, our flows are stronger from East to the West. So with this being primarily an inbound market, the West to East flow into the Northeast would have line haul synergies for us. So, again, we feel like there's stronger customer positioning with the broader market. We expect to be price disciplined and market our quality service offering into this market and not go in there and buy business. So, obviously, it is a staged organic expansion into some of the major markets, which I think are probably easier to enter organically let's say because the market potential is bigger there for -- compared to getting into some of the end-of-line type terminals right out of the gate, right?

Jason Seidl - Cowen and Company - Analyst

Q. Right, no. It seems like you are taking a very measured approach to this. And how should we think about it just from a financial standpoint? If you open up those five terminals, let's say in 2017, I'm assuming it's going to take some sort of a ramp to get those terminals to breakeven. So is this a minor drag on margins, all things being equal? At least initially?

Rick O'Dell - Saia, Inc. - President & CEO

A. It's a minor drag year one.

Jason Seidl - Cowen and Company - Analyst

Q. Okay. That's good color. I also wanted to talk about, on the pricing side, your rate increases on the contractual renewals is actually increasing. Can you talk a little bit about what's driving that because I think it was slightly below that in 2Q when you look at it sequentially?

Rick O'Dell - Saia, Inc. - President & CEO

A. Yes. It was just a good quarter for us, I guess, just in terms of some of the contract renewals that came up, needed some corrective-action pricing in certain lanes and, so we are very disciplined in doing that. Now we didn't always retain 100% of that business, so if I look at, adjusted for length of haul and weight per shipment, our yield increases were up a little over 4% year-over-year.

Jason Seidl - Cowen and Company - Analyst

Q. Okay. I don't want to tie up all the questions. I will turn it over here. Thanks, Rick. Much appreciate it.

Operator - -

A. (Operator Instructions). Todd Fowler, KeyBanc Capital Markets.

Todd Fowler - KeyBanc Capital Markets - Analyst

Q. Great. Thanks. Good morning and congratulations on the nice quarter and the expansion plans. I guess, Rick, maybe if you could talk a little bit about the experience that you are seeing with the general rate increase that you guys put in. How is the market responding to that and what are your expectations for that as you move through the fourth quarter and the first part of 2017?

Rick O'Dell - Saia, Inc. - President & CEO

A. Yes, our philosophy is to keep our tariff in alignment with major competitors. And we tend to go with the market with the general rate increase and the majority of, particularly, the big players took the increase in a timing similar or ahead of us. And so we followed the market with that and it's been holding very well.

Todd Fowler - KeyBanc Capital Markets - Analyst

Q. Okay. And then what's the impact for that as we think about the operating ratio? I think that typically there's a little bit of degradation as you move into the fourth quarter. Given the seasonality, you've got the timing of the GRI coming early in the fourth quarter this year. What would your expectation be for the OR sequentially into the fourth quarter?

Rick O'Dell - Saia, Inc. - President & CEO

A. So if you look back three to four years, if you normalize for safety, the fourth-quarter operating ratio normally deteriorates between 1.2 and 2.2 operating points worse than 3Q. And I would just caution 4Q can be particularly difficult to predict just due to holiday volume impacts, where they fall and potential weather disruptions. But given our current shipment trends and the timing of the general rate increase, we would expect it to be at the favorable end of this historical range.

Todd Fowler - KeyBanc Capital Markets - Analyst

Q. Okay. That makes sense. And then I guess just a couple of quick ones maybe on the cost side and then a couple of housekeeping things. Fritz, I think you had some comments about higher insurance premiums and the insurance expense has been a little bit elevated the past couple of quarters. With where you were in the third quarter, is that the run rate that we should see going forward and is that mostly premiums, or was there anything else on the insurance line item this quarter?

Fritz Holzgrefe - Saia, Inc. - VP, Finance & CFO

A. I think what you've got right now, if you look at the year-to-date sort of numbers, that's probably a reasonable trend line over time. I think that we were impacted in the quarter, as we highlighted, by premium increases. That was a big driver when you compare year-over-year, but I think that just in general we are seeing a more litigious environment. Settling claims and so forth tends to be a bit more expensive. So I don't know that it's going down anytime soon. So recent trend is probably the best indication.

Todd Fowler - KeyBanc Capital Markets - Analyst

Q. Okay. That definitely helps. And I guess just the housekeeping ones. Did you give a September tons-per-day trend and did you mention what tons per day are doing here in October?

Fritz Holzgrefe - Saia, Inc. - VP, Finance & CFO

A. We have not, but I can highlight that. So if you look at the LTL tonnage, you want to go ahead and give it for the quarter each month, that's usually the question --  July, August, September. July was minus 3.8%; August, down 3%; September was down 1.6%, and then month-to-date October we are positive 0.3%. That's on tonnage. Now, speaking of shipments alone, July, August, September in order -- down 2.2%, down 1.3%, positive 0.1% in September, and in October positive 2.5%.

Todd Fowler - KeyBanc Capital Markets - Analyst

Q. Okay. That helps. And then just the last one on the expansion. Rick, what would your expectation be for number of years? I know you've given some initial thoughts on 2017 and the CapEx, but is this something that becomes -- is it a two or three-year process, or is it a five or seven-year process just to fully build out into the Northeast?

Rick O'Dell - Saia, Inc. - President & CEO

A. We could cover the market with 20 terminals, so you can do the math on that. If we open whatever, four to five terminals a year and then if we were to find a tuck-in or something that could accelerate that.

Todd Fowler - KeyBanc Capital Markets - Analyst

Q. Okay. That makes sense. Nice quarter. Thanks for the time.

Operator - -

A. David Ross, Stifel.

David Ross - Stifel Nicolaus - Analyst

Q. Good morning, gentlemen. Rick, can you talk a little bit about the length-of-haul trend? It's been positive this year, but it accelerated a little bit in 3Q. Is there a certain customer type or market you are targeting? Just better luck with the salesforce having cross-sales across regions? How would you think about that number?

Rick O'Dell - Saia, Inc. - President & CEO

A. Yes, obviously, we have some focus on revenue per shipment being an opportunity for us and leveraging our network. Also looking at this expansion in the Northeast and looking at generally having an east-to-west flow, we've began to market a little more heavily in some of the longer haul from the West to the East and the West Coast market has actually been one of our strongest markets. So that's helpful and has good contribution margin to us.

David Ross - Stifel Nicolaus - Analyst

Q. And you mentioned the West Coast has been one of the stronger markets. Have there been any stronger industries or other strong markets, or anything you've seen that has driven this September, October shift to positive shipment growth?

Rick O'Dell - Saia, Inc. - President & CEO

A. I don't think I could point to anything specific. We have such a diverse customer base.

David Ross - Stifel Nicolaus - Analyst

Q. And how is the energy business doing? Do you think you've found a bottom there in the oilfield services?

Rick O'Dell - Saia, Inc. - President & CEO

A. Yes, but it's still a big negative obviously, right?

David Ross - Stifel Nicolaus - Analyst

Q. Yes. The last question is just on the salesforce. Are we at the process where you are good at where we are in the sales side? Do you need to cut anymore? Do you need to start adding people now that shipments are coming back?

Rick O'Dell - Saia, Inc. - President & CEO

A. No, I think we are in good shape there. We basically have had flattish type of sales resources in the field, and where we've made our investments there is inside sales to work on prospecting and help our field sales group be more productive when they are out and about in their territory. So that's really been our focus is on a team-based selling relationship.

David Ross - Stifel Nicolaus - Analyst

Q. Have you seen the benefits of the inside sales, or how are you measuring that?

Rick O'Dell - Saia, Inc. - President & CEO

A. Yes, our field revenue is actually growing in 8 of 11 regions, and overall, at the Company, our field revenue is up -- our 3PL business, blanket 3PL resale business is flattish and our national account business is down a little bit.

David Ross - Stifel Nicolaus - Analyst

Q. Excellent. Thank you.

Operator - -

A. Brad Delco, Stephens Inc.

Brad Delco - Stephens Inc. - Analyst

Q. Good morning, Rick. Good morning, guys. Rick, the inflection in September, do you have any good reason why you think you saw that in your network and would you expect that that's more of a market event, or do you think it's more Company-specific?

Rick O'Dell - Saia, Inc. - President & CEO

A. Brad, I really don't know until we get the competitors' results and we get a better feel for what's going on in the marketplace, but I think it's encouraging.

Brad Delco - Stephens Inc. - Analyst

Q. Yes, I guess the only thing I could wonder is, pushing the GRI later, do you feel like you saw some customers come over from others that pushed that GRI sooner, if there was enough of a lag to matter?

Rick O'Dell - Saia, Inc. - President & CEO

A. I don't think so. We did it the first day of October and announced it a little bit ahead of time. We don't generally see that small customers for a week or whatever change their relationships.

Brad Delco - Stephens Inc. - Analyst

Q. Makes sense.

Rick O'Dell - Saia, Inc. - President & CEO

A. I don't think that's what the driver is.

Brad Delco - Stephens Inc. - Analyst

Q. And then in terms of the expansion plans, I know real estate is hard to come by. It seems like you have a pretty good idea at this point what facilities are available. It sounds like you are going to be leasing them. Are there any other things to be thinking about that could be an impediment to that timing that you laid out?

Rick O'Dell - Saia, Inc. - President & CEO

A. I don't think so or we wouldn't be talking about it in this kind of detail, right? We are pretty far along in securing the facilities. Leadership candidates have been identified. We've got an executable plan to be prepared.

Brad Delco - Stephens Inc. - Analyst

Q. And then maybe my final question, it seems like when you enter into some expansion plans, you would have some customers that would help you initially with density. Have you already had conversations with customers and do you feel like you have, whether it's firm or tentative commitments, that you'd be picking up a good bit of that Northeastern business from your existing customer base?

Rick O'Dell - Saia, Inc. - President & CEO

A. Yes. And you can assume we've done our research, our homework, and worked through the opportunities and it's kind of interesting. When we do an RFQ today, we get -- generally people send us an RFQ -- we get all their data. So today, when we mine that data for opportunities, the non-direct states, we take those off, but we keep the data. So we have that data to go back and say, hey, we did an RFQ with you a year ago. We see this as the business you have in the Northeast and now we are going to have these terminals open and we can actively, proactively work on that. So it's not like you are starting from scratch.

And then don't forget that of the -- it's primarily an inbound market and of the $7 billion market potential, $5 billion of that goes to and from our existing geography. And I know people talk about that being a tough market, and I think particularly the regional market up there is particularly tough. We would obviously be looking to participate more in the inter-regional market and leverage our coverage area, as well as the freight flows that we have today running partials up in that direction.

Brad Delco - Stephens Inc. - Analyst

Q. That makes sense. Let me just ask this follow-up then. The comment about it being a competitive market, would you think it would be any more competitive than the Southeast market considering the number of well-run private carriers in that region?

Rick O'Dell - Saia, Inc. - President & CEO

A. No, I would not. And that's one benefit to us, if you look at it. If we look at our network overall, the middle operates better than the ends generally. And so if you expand your end, you really have more middle, right? So, for us, the Charlotte region, which goes up into Virginia, is kind of end of our network and today, Ohio would be the end of our network too. And as you expand further, you begin to be able to get freight flows in both directions across those regions, which really helps their profitability.

Brad Delco - Stephens Inc. - Analyst

Q. No. That makes sense. Guys, congrats on the good quarter and best of luck.

Operator - -

A. Tyler Brown, Raymond James.

Tyler Brown - Raymond James - Analyst

Q. Good morning, guys. Rick, I was just hoping to come back to productivity. You guys have been doing a nice job there despite the tonnage. I'm just curious if you can talk about how you are achieving that. Is it really about manpower planning and is there any new technology there that's helping, or what is catalyzing that?

Rick O'Dell - Saia, Inc. - President & CEO

A. Yes, it's primarily manpower planning. We have a very robust toolbox in terms of dispatch tools. We measure miles per stop and have some targeted individual opportunities, and our engineering group does a good job of supporting the organization. But, quite frankly, a lot of days in this business, it's about discipline. You've got pretty hard data about what your pickup volumes look like and your stops and you know how many freight bills you have to deliver and you just have to staff the terminal to effectively manage your productivity.

I think it's particularly rewarding because our most dense areas in the Company is in the Texas/ Louisiana area and that business is down. So you've actually -- in an area where we are very efficient -- we have less bill counts and in other areas where we are growing, we've been able to manage for some improvement in our production overall. The cost execution, given some of the challenges we have with some of our most profitable regions being down materially, has been showing some pretty solid execution.

Tyler Brown - Raymond James - Analyst

Q. Yes. Absolutely. Great blocking and tackling. It is nice to hear about this call it, I guess, a “de novo” growth strategy but, Fritz, can you talk about the cash component to the $200 million in CapEx? Is it safe to assume that that's a holistic number that incorporates the value of the leases? I'm basically looking for some sort of color on how much investment will show up on the cash flow statement.

Fritz Holzgrefe - Saia, Inc. - VP, Finance CFO

A. So if you think about our internal cash flow, so if you just look at our operating cash flow, I think what you are going to see is that as we make the investments, our normal investments in fleet and then any real estate investments we make, you will see us leverage up in the earlier quarters of the year. And then as we continue to generate cash from operations, you'll see us pay down. We will probably put on a modest amount of capital leases in there, but most of that, we think, will generate from our pay down over a relatively short period of time.

Tyler Brown - Raymond James - Analyst

Q. Okay. So most of the CapEx is cash in nature though?

Fritz Holzgrefe - Saia, Inc. - VP, Finance  CFO

A. Yes, right. Over time.

Rick O'Dell - Saia, Inc. - President & CEO

A. A fairly significant amount of that is real estate projects for some expansion that we really need across some of our Upper Midwest geography to handle freight flows to and from the Northeast. Where today we are in a facility that's at capacity and if we look at where we are headed, you need a bigger break bulk operation in a few of those cities.

Tyler Brown - Raymond James - Analyst

Q. Right, right, right. Okay, then just a couple quick housekeeping items. What percent of the book is on your general tariff these days?

Rick O'Dell - Saia, Inc. - President & CEO

A. Less than 25%.

Tyler Brown - Raymond James - Analyst

Q. Less than 25? Okay, great. And then just real quickly on the day count, just so I don't get it wrong, what is the Q4 day count and will you have one less day next year, I'm assuming, in Q1 from the Leap Year?

Fritz Holzgrefe - Saia, Inc. - VP, Finance CFO

A. Yes. So we got 64 days in the current quarter -- excuse me -- 61 days. 61 days in the fourth quarter. Next year, it will be 252 work days.

Tyler Brown - Raymond James - Analyst

Q. Okay. With the delta in Q1?

Fritz Holzgrefe - Saia, Inc. - VP, Finance CFO

A. The delta will be in Q4, or Q3 -- for Q3, it will be 63; Q4 would be 61.

Tyler Brown - Raymond James - Analyst

Q. Okay, perfect. All right. Thanks, guys.

Operator - -

A. (Operator Instructions). Scott Group, Wolfe Research.

Scott Group - Wolfe Research - Analyst

Q. Thanks. Good morning, guys. So a few more on the Northeast rollout. So I think you said the terminals start in the second quarter, but what's the expected timing of the three to five? Is it all in the second quarter? Is it a couple each quarter? And then when do the costs start? Is that first or second quarter and then maybe just with that, beyond just the guys in the terminals, do you need to ramp up the salesforce?

Rick O'Dell - Saia, Inc. - President & CEO

A. Yes, we are projecting about 13 sales resources for the markets that we are going to open next year. We are targeting first of April type opening, but we need to get the things kind of locked down, so that could push a little bit. I would say we will have either three or four terminals early 2Q, so there could be some minor 1Q startup type costs because you are going to obviously higher employees and train them ahead of the opening, right?

Scott Group - Wolfe Research - Analyst

Q. Makes sense. And 13 sales resources is on a base of how many, just for some perspective?

Rick O'Dell - Saia, Inc. - President & CEO

A. Total sales resources, including leadership and national accounts, about 260.

Scott Group - Wolfe Research - Analyst

Q. Okay. Makes sense. So your comment about some margin pressure in year one of these terminals, was that a comment on just these terminals specifically, or that broadly we could see margin pressure in consolidated results in 2016 as a result of this?

Rick O'Dell - Saia, Inc. - President & CEO

A. No, first year, it's a modest negative just because you have the startup costs.

Scott Group - Wolfe Research - Analyst

Q. You are not saying that you think full-year margins are lower in 2017 than 2016 because of this?

Rick O'Dell - Saia, Inc. - President & CEO

A. I did not say that.

Fritz Holzgrefe - Saia, Inc. - VP, Finance CFO

A. No.

Rick O'Dell - Saia, Inc. - President & CEO

A. That's correct.

Scott Group - Wolfe Research - Analyst

Q. I didn't think you were saying it, just wanted to make sure.

Rick O'Dell - Saia, Inc. - President & CEO

A. I'm just saying the four terminals, the day you open them, they don't contribute positively, right? You've got some lead time. Our experience has been we know what kind of share we historically take, whether it be after an organic opening or after an acquisition, post-acquisition. And so we've modeled getting that share over a period of time, and out the gate, it projects modestly negative.

Scott Group - Wolfe Research - Analyst

Q. Okay. And then just last question. So we've talked in the past about the goal is getting to a sub 90% operating ratio. Does this terminal rollout accelerate that because of the density, slow it because of the lack of density initially, or big picture, its three or four terminals and it really doesn't impact the timing?

Rick O'Dell - Saia, Inc. - President & CEO

A. I think big picture that near term it doesn't necessarily impact the timing. It's modestly negative as you go into it and then it's incrementally positive. See, one positive about the whole thing and part of the reason that it makes so much sense is about 9% to 10% of our costs are, I would call, fixed. And so if you have business on an incremental basis where you'll operate at a 90%, to the extent that it's bolt-on geography, it's 80%, so you've got almost a 20% margin improvement over a period of time.

And the way we are entering the markets, obviously, the markets that are most adjacent to us happen to be the largest markets, so those -- while you open those originally, they are larger. They should contribute more quickly than -- the last terminals that you open are more end-of-line terminals in the New England states that aren't generating a lot of outbound anyway.

Scott Group - Wolfe Research - Analyst

Q. Right. So maybe just the last thing -- what's the risk of it because obviously if there was no risk, you would have done it already?

Rick O'Dell - Saia, Inc. - President & CEO

A. The risk would be I guess you stumble, fall on your face. You can't get much business, or you get stupid and go out and buy business at bad breaks. But we are not going to do that. Its small incremental steps. If it's not going particularly well, you can slow it down until you execute better. I don't see it as being particularly risky. Now, if you look at the rationale, we've identified yield as being our biggest opportunity for reasons of making sure we capitalize on the biggest opportunity we have. We stayed focused on improving the quality within our organization and then capitalized on the yield opportunity.

Now we are generating meaningful cash flow. We've got our age of fleet where it needs to be. We have the capital to invest in the real estate that supports this geographic expansion. It's a very good investment. If you said, hey, you've got a 4% share, let's say over time, in a $7 billion market, look at the incremental revenue that we would have that could operate with the fixed cost leverage, 20% margins. It's a meaningful improvement in our operating income.

Scott Group - Wolfe Research - Analyst

Q. Makes sense. Okay. Thank you, guys.

Operator - -

A. Brad Delco, Stephens Inc.

Brad Delco - Stephens Inc. - Analyst

Q. Thanks, Rick, for taking the follow-up. Rick, I just wanted to ask, and I don't know to what extent you could comment on this, but if we wanted to try to read into this, does this suggest that the M&A opportunities or the exploration of M&A activities has been exhausted and this is just sending the message that to add a tuck-in here to expand in the Northeast we are just going to do it organically ourselves and maybe you are going after the share that some of those Northeast regional carriers have? Do you think this may change their mind in terms of willingness to sell?

Rick O'Dell - Saia, Inc. - President & CEO

A. I don't know. This is really based on our business case. I think I've always said I thought the most likely avenue for expansion in the Northeast was probably a combination of organic and acquisition and I'm not saying that -- we've said we continue to explore opportunities in the marketplace. A lot of times if you go in and buy a regional carrier, you know you are not going to get the break bulk operation that you really need to handle this $5 billion of freight that goes to and from our geography.

So we think this organic with some meaningful real estate investments in the marketplace is a good way to get started and probably would be that type of investment would be needed anyway. So it doesn't preclude us looking at smaller regional organizations that may be interested in selling. It's just these are attractive markets and we are ready now and we are confident. The business case looks good on this organic expansion and we are ready to progress.

Brad Delco - Stephens Inc. - Analyst

Q. That makes sense. And then maybe, finally, and this may be similar in nature to Scott's question, but we've always viewed Saia as working towards that sub-90% OR and I guess I'm wondering is this a chicken-and-the-egg question? Meaning do you think this is really one of the final pieces that would help you get below the 90%, or do you think you maybe were not able to achieve that sub-90% OR without having this national footprint?

Rick O'Dell - Saia, Inc. - President & CEO

A. I do think it really helps us. I think we could have done it anyway, but if you really look at the contribution margin of incremental business at those 20% margins, that's a pretty big lever. And then, let's be honest, we still get levered out on price at times because we don't have coverage in the Northeast and they say, hey, I have to use -- pick one of the other top 10 carries to go to the Northeast anyway -- so I will use you, but you need to show me a discount to what they will do. Do you know what I am saying? So sometimes you get leveraged out there. So it's not just the incremental margins in the other geographies, but it also helps us -- you have a network to leverage with your existing customers in your existing geography as well.

Brad Delco - Stephens Inc. - Analyst

Q. No, that makes sense and appreciate the color there. Thanks again, guys.

Operator - -

A. Thank you. It appears there are no further questions at this time. Mr. O'Dell, I will turn the conference back to you for additional or closing remarks.

Rick O'Dell - Saia, Inc. - President & CEO

A. Okay, well, thank you for your interest in Saia and we look forward to catching up with you guys at some of the upcoming conferences.

Operator - -

A. Ladies and gentlemen, this does conclude the conference call for today. You may now disconnect your line and have a great day.